Exhibit 99.1

Contact:
Icahn Capital LP Susan Gordon (212) 702-4309	Deason Capital Services, LLC Jennifer Cole (214) 378 3600

CARL ICAHN AND DARWIN DEASON RELEASE

OPEN LETTER TO XEROX SHAREHOLDERS

Xerox’s Two Largest Individual Shareholders Post $150 Million Bond to Preserve Preliminary Injunctions Against

the Xerox Board of Directors and Fuji

Market Scratches its Collective Head in Confusion as the

Xerox Board of Directors Stubbornly Refuses to Lift the

Cloud of Uncertainty Hovering Over the Company

New York, New York, May 7, 2018 – Today Carl Icahn and Darwin Deason released the following open letter to shareholders of Xerox Corporation (NYSE: XRX):

Fellow Shareholders:

This morning we furthered our commitment to holding Xerox, its current board of directors and Fuji accountable for their egregious actions by posting a $150,000,000 bond to preserve the two preliminary injunctions issued by the New York State Supreme Court in the litigation brought by Darwin Deason against them. In a blistering opinion issued in that case, the judge concluded that the Fuji deal was so tainted with conflict that it was likely that CEO Jeff Jacobson and the board, aided and abetted by Fuji, had breached their fiduciary duties owed to Xerox shareholders. The first injunction bars Xerox from holding a shareholder vote on the mind numbingly complex Fuji transaction. The second injunction bars Xerox from enforcing its advance notice bylaw. This means that the lame duck board may no longer deny shareholders their fundamental right to nominate an alternative slate of directors who are committed to enhancing value for ALL shareholders rather than rushing into a no-premium deal with Fuji to further their own personal interests.

The Deason litigation matters now more than ever. As we write this letter, the lame duck Xerox board is filing an appeal to fight the judge’s clear and definitive opinion, an action done solely to look out for themselves individually and to help their partner, Fuji. This appeal allows Fuji to have a hand in deciding the future of Xerox, which is both unconscionable and inappropriate. The future of Xerox should be decided by Xerox shareholders and its board, not a third party that has a track record of underhanded and one-way dealings with Xerox. This appeal is yet another mind-boggling example of this lame duck board choosing itself, and Fuji, over Xerox shareholders.

We seem not to be alone in our amazement over the most recent shenanigans pulled by the lame duck Xerox board, most notably in refusing to follow through with the leadership and governance changes we agreed to in our settlement agreement that expired last week.

Here is just a small sampling of the overwhelmingly negative commentary that has been published since that self-interested flip-flop was disclosed –

“Now it’s just more uncertainty…..We don’t know if the deal is back on. There’s something happening behind the scenes, which does not raise confidence in the deal or the company.” – Scott Deveau, Xerox CEO to Stay in Surprise U-Turn, Setting Up Icahn Proxy War (Bloomberg, May 4, 2018).

“Xerox’s directors have snatched defeat for the company from the jaws of a partial victory. Tuesday’s settlement with activist investors Carl Icahn and Darwin Deason has foundered over extra legal protection for board members who were set to leave. They and discredited Chief Executive Jeff Jacobson will stay for now, leaving Xerox and its investors in limbo…..The settlement would have brought a new CEO and a revamped board. But in addition to a contractual indemnification and release from liability, the departing directors – a group including Chuck Prince, who led Citigroup into the financial crisis and outstayed his welcome there, too – wanted additional reassurance from [Judge] Ostrager, who declined to give it right away…..It’s hard to see other potential buyers or partners working with the current directors and a CEO the board already decided once to replace last year and who just escaped a second near-departure. And as recently as Tuesday, they said the changes agreed with Icahn and Deason were in the best interest of Xerox and it shareholders…..Jacobson, Prince and the other directors involved are jamming the company’s future for the sake of their own.” – Richard Beales, Xerox Directors Jam Company’s Future for Their Own (Reuters Breakingviews, May 4, 2018).

“Over the recent decades this American icon of industry has failed to adapt to changes in the world and inflicted a series of injuries on itself. It should not have been a surprise that the company would turn ever more inward-looking as it headed towards its inevitable demise. What is painful to watch is its loss of dignity on the way to its corporate death. The flip-flops in control over this week are not good and will leave everyone confused and angry, accelerating and deepening the pain.” – George Bradt, Lessons From Xerox’s Undignified Death Throes (Forbes, May 4, 2018).

“This leaves the future of XRX cloaked in uncertainty and as we see it, it puts a lid on the stock…..About all we’re comfortable predicting at this point is Jacobson and the six directors that agreed to step down will be gone at some point. Whether that is through a new settlement, a proxy loss, or a sale to Fuji, Jacobson will not be CEO.” – Research Report, Xerox throws a nasty changeup (Gordon Haskett, May 4, 2018).

“While shareholders twist in the wind, the board and CEO get to hide behind corporate indemnity while waiting for a “Hail Mary” according to the CEO, and competitors are already targeting the company’s customers and employees…..In appointing Jeff Jacobson, a long time Rochester Xerox and Kodak executive who came equipped with a law degree and an Ivy League education, the board failed to recognize that nimble corporate governance is now part of the core skillset of the CEO. Shareholder lawsuits reveal that inside Xerox has a culture of poor corporate governance, tone-deaf ear to shareholder activists (who owned 15% of the company) and a board hopelessly broken by divided loyalties…..The ending to the Xerox roller coaster is not far off, and it will begin with the phrase “you can’t make this stuff up.”” – Jeff Cunningham, Inside The Xerox Boardroom Saga (Chief Executive, May 7, 2018).

We could go on and on. And we fully intend to do so. We see several paths to victory – but none of them involve selling a 50.1% interest in Xerox in a deal that offers no control premium and leaves shareholders vulnerable to oppression by an overlord that is embroiled in an ever-widening accounting scandal. We are aware of the market speculation regarding a rival bid by Apollo and we are confident that other potential buyers are waiting in the wings to kick the tires – but we do not see any possibility of an alternative bid materializing unless and until the lame duck board and the lame duck CEO relinquish their death grip on Xerox. To put to rest the speculation regarding our intentions, we are comfortable stating that an all-cash bid at a minimum of $40 per share, would require our serious consideration. However, we also see the possibility of similar or better value in a standalone Xerox with John Visentin at the helm as CEO with the support of a new conflict-free board.

We call on the Xerox board to do something it has failed to do on countless occasions: put Xerox shareholders first and immediately end this unrest. This will require the Xerox board to do the following:

•	Assert its rightful termination of the Fuji transaction;
•	Fire the “massively conflicted” Jeff Jacobson, which will be his third departure in 7 months;
•	Hire John Visentin as CEO; and
•	Step down from the Xerox board, allowing a new, shareholder-focused board to take its place.

Over the next few months, we intend to see that “massively conflicted” Jeff Jacobson and old guard directors like Bob Keegan, Ann Reese and Chuck Prince, who have already done so much damage to Xerox, and are continuing to do more damage with these actions, are held fully and personally liable for their misconduct. Similarly, we intend to see that Fujifilm is held fully liable as an aider and abettor of the continuing breaches of fiduciary duties by those directors.

We will continue our fight to rescue and revitalize Xerox, as so many of our fellow shareholders have been encouraging us to do. We urge anyone with questions about the future of Xerox to contact us to be put in touch with CEO-in-waiting John Visentin. As he has been doing over the last several weeks, Mr. Visentin will continue to focus on strategic alternatives for Xerox as a consultant to us in connection with our campaign to replace the lame duck board.

Sincerely yours,

Carl Icahn	Darwin Deason

#lameduckboard           #lameduckCEO

*****

Additional Information and Where to Find it;

Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE “TRANSACTION”) AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE “ANNUAL MEETING”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF XEROX SECURITIES, THE CONSIDERATION TO BE RECEIVED BY XEROX SHAREHOLDERS IN THE TRANSACTION AND CERTAIN ACTIONS THAT XEROX’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. GIVEN XEROX’S HISTORY OF INADEQUATE PUBLIC DISCLOSURE, THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. XEROX’S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF XEROX SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING XEROX WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Xerox’s public filings, including the public filings related to the Transaction. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.